Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 2, 2017 (except Note 22 as to which the date is October 27, 2017) with respect to the consolidated financial statements of Hilton Grand Vacations Inc. in the Registration Statement (Form S-4) and the related Prospectus of Hilton Grand Vacations Borrower LLC and Hilton Grand Vacations Borrower Inc. for the registration of $300,000,000 of 6.125% Senior Notes due 2024.

/s/ Ernst & Young LLP

Certified Public Accountants

Orlando, Florida

October 27, 2017